BRF S.A.
Publicly-Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240

CALL NOTICE

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

The Shareholders of BRF S.A. (“Company”) are summoned to meet at the Extraordinary General Shareholders’ Meeting to be held on December 12, 2018, at 11:00 a.m. (“General Meeting”), at the Company’s head office, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the city of Itajaí, State of Santa Catarina, in order to discuss the following Agenda:

(i)         To review, discuss, and approve the terms and conditions of the protocol and justification of the merger of SHB Comércio e Indústria de Alimentos S.A. (“SHB”) with and into the Company (“Merger”) executed by the management of both the Company and SHB (“Protocol and Justification”);

(ii)        To ratify the appointment of the specialized company KPMG Auditores Independentes (National Register of Legal Entities (CNPJ) under No. 57.755.217/0001-29) for preparing the appraisal report for SHB’s shareholders’ equity, at book value (“Appraisal Report”);

(iii)       To approve the Appraisal Report;

(iv)      To approve the Merger and consequent winding-up of SHB, under the terms and conditions provided for in the Protocol and Justification; and

(v)       To authorize the managers of the Company to perform any and all acts required for the Merger.

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PHYSICAL PRESENCE

Shareholders. As stated in article 15 of the Bylaws, the Company requests the shareholders who intend to take part in the General Meeting, personally or through a proxy, to forward a certified copy of the following documents by December 7, 2018, five (5) days before the General Meeting, to Avenida das Nações Unidas, 8501, – 1st floor, Pinheiros, Zip Code 05425-070, São Paulo – SP, to the attention of the Corporate Governance area (certified copy of documents which are available at the website of CVM is hereby waived):

Individual Shareholders:

•        Identification document with photo; and

•        Statement including the respective shareholding stake, issued by the custodian institution.

Corporate Shareholders:

•        Last bylaws or consolidated articles of association and the corporate documents granting powers of representation (e.g. minutes of the election of directors);

•        Identification document of the legal representative(s) with photo;

•        Statement including the respective shareholding stake, issued by the custodian institution;

•        In case of Investment Funds: (i) the latest consolidated regulations of the fund; (ii) bylaws or articles of incorporation of the administrator or manager, as the case may be, with the fund’s voting policy and corporate documents that prove the representation authority (minutes of the election of statutory directors, term(s) of office, and/or proxy); and (iii) identification document of the legal representative(s) of the fund administrator or manager with photo.

Shareholders Represented by Proxy:

•        Besides the documents referred to above, a notarized proxy, which must have been granted within less than one (1) year to any proxy who is a shareholder, manager of the Company, lawyer, or financial institution, and the Investment Fund manager is responsible for representing its joint owners, as stated in paragraph 1 of article 126 of Law No. 6,404/1976. Corporate shareholders may be represented by proxy appointed according to their bylaws/articles of association, not being mandatory that the legal representative is a shareholder, manager of the Company, lawyer, or financial institution;

•        Identification document of the proxy with photo;

•        If the shareholders wish, they may use the proxies provided by the Company to vote on matters of interest to the General Meeting, as stated in the Public Request for Proxy made by the Company, as provided for in articles 22 and following of CVM Instruction No. 481/2009. The documents referring to the Public Request for Proxy, including the draft proxy to be granted by the shareholders interested, will be disclosed by the Company on the Investor Relations website (http://ri.brf-global.com, in the item Governança Corporativa) and the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br) and Securities and Exchange Commission (www.sec.gov).

Foreign Shareholders:

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the proxy must have a sworn translation, not being necessary its notarization and consularization.

Holders of American Depository Shares – ADSs:

The holders of ADSs will be represented by The Bank of New York Mellon, as a depository institution of the ADSs, within the terms of the “Deposit Agreement” executed with the Company.

PARTICIPATION BY DISTANCE VOTE

As stated in article 21-A and following of CVM Instruction No. 481/2009, Company shareholders may send their voting instructions, from this date, on the matters to be raised at the General Meeting by completing and sending the form allowing them to cast their vote from a distance (“Distance Voting Form”) included in Attachment 2 of the Shareholders’ Manual.

In this regard, the Distance Voting Form must:

•        be accessed to be printed and completed in advance in the item “Governança Corporativa” of the Company’s Investor Relations website (http://ri.brf-global.com), as well as the site of the Brazilian Securities and Exchange Commission – CVM; and

•        be received by the Company’s Governance Department within a period of 7 (seven) days before the date of the General Meeting, i.e. by December 5, 2018 (inclusive). Any Distance Voting Forms received after this date will not be valid and will be disregarded.

Company shareholders interested in accessing information or asking questions about the abovementioned material should contact the Company´s Investor Relations or Corporate Governance areas, by the telephone numbers +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com.

All documents related to the General Meeting, including more detailed information on the items on the Agenda can be found in the Shareholders’ Manual, which is available to shareholders at the following sites: http://ri.brf-global.com, www.bmfbovespa.com.br, and www.cvm.gov.br.

São Paulo (SP), November 9, 2018.

Pedro Pullen Parente

Chairman of the Board of Directors

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